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                                                                    EXHIBIT 99.1

                                 NEWS RELEASE

FROM:   The Marcus Group, Inc.          Contact:  Alan C. Marcus

        500 Plaza Drive
        Secaucus, NJ  07096-3309                (O):  (201) 902-9000
FOR:    Trump Hotels & Casino Resorts, Inc.

        and

        Taj Mahal Holding Corp.

For Immediate Release:  February 1, 1996

        NEW YORK -- Trump Hotels & Casino Resorts, Inc. (NYSE:DJT) and Taj Mahal Holding Corp. today jointly announced the execution of an amendment to the previously announced agreement to add the Trump Taj Mahal Casino Resort in Atlantic City, NJ, to the publicly traded company's holdings. The amendment provides for the issuance of new mortgage notes of the holding company that will directly own and operate the Taj Mahal and the Trump Plaza Hotel and Casino following the merger.
        The proceeds of the mortgage note offering, together with the proceeds of the offering of common stock of Trump Hotels & Casino Resorts, Inc. (THCR) and available cash, will be used, among other things, to redeem Taj Fundings' outstanding 11.35% Mortgage Bonds, Series A due 1999, as previously announced, as well as to purchase Trump Plaza's outstanding 10 7/8% Mortgage Notes due 2001.
        "The merger and the refinancings will enhance THCR's ability to fully realize the synergies of the combined entity, as well as to more efficiently utilize the cash flows of the Taj Mahal and Trump Plaza on a combined basis to fund future projects," said Nicholas L. Ribis, THCR president and chief executive officer. "Our objective of creating one of the largest casino/entertainment companies in the United States that is both financially and operationally streamlined, as well as highly competitive, will be furthered as a result of these transactions."
        The merger is conditioned upon, among other things, the consummation of the debt and stock offerings, the receipt of shareholder and bondholder approval, the price of THCR Common Stock not being less than $20 per share at the time of the merger, and the receipt of necessary regulatory and third party consents and approvals.


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